                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                        MICROCIDE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  005950 18 1
--------------------------------------------------------------------------------

                                (CUSIP NUMBER)

CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT [_]. (A FEE IS NOT REQUIRED IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7).


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                        (CONTINUED ON FOLLOWING PAGES)

                              Page 1 of 17 Pages
                      Exhibit Index Contained on Page 14

-----------------------                                  ---------------------
  CUSIP NO. 005950 18 1                 13G                PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kleiner Perkins Caufield & Byers VI, L.P., a
          California Limited Partnership ("KPCB VI")
          94-3157816
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        California Limited Partnership


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                        - 0 -
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                                                       1,350,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                                        - 0 -
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                    1,350,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                                                                    1,350,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                                                        12.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                                                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 005950 18 1                  13G                PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          KPCB VI Associates, L.P., a California Limited
          Partnership ("KPCB VI Associates") 94-3158010

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        California Limited Partnership


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                        - 0 -
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
     OWNED BY             general partner of KPCB VI.
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                                                        - 0 -
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                                                                    1,350,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                                                        12.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                                                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 005950 18 1                  13G                PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Brook H. Byers
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                        8,108
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY           6    1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
     OWNED BY             general partner of KPCB VI.  Mr. Byers
                          is a general partner of KPCB VI
       EACH               Associates.  Mr. Byers disclaims
                          beneficial ownership of shares held
    REPORTING             directly by KPCB VI.  In addition, the
                          Brook H. Byers Trust holds 1,820
      PERSON              shares, beneficial ownership of which
                          Mr. Byers disclaims.
       WITH        ----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7

                                                                        8,108
                   -----------------------------------------------------------

                     8    SHARED DISPOSITIVE POWER
                          1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Byers
                          is a general partner of KPCB VI
                          Associates.  Mr. Byers disclaims
                          beneficial ownership of shares held
                          directly by KPCB VI.  In addition, the
                          Brook H. Byers Trust holds 1,820
                          shares, beneficial ownership of which
                          Mr. Byers disclaims.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                                                                    1,359,928
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                                                        12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                                                           IN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 005950 18 1                  13G                PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Vinod Khosla
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                        3,062
     SHARES       -----------------------------------------------------------

                     6     SHARED VOTING POWER
  BENEFICIALLY             1,350,000 shares directly held by
                           KPCB VI, and 3,346 shares held
    OWNED BY               indirectly through the Vinod & Neeru
                           Khosla Trust.  KPCB VI Associates is
                           the general partner of KPCB VI.
                           Mr. Khosla is a general partner of
                           KPCB VI Associates.  Mr. Khosla
                           disclaims beneficial ownership of
                           shares held directly by KPCB VI and the
                           Vinod & Neeru Khosla Trust.
                  -----------------------------------------------------------
       EACH          7     SOLE DISPOSITIVE POWER                       3,062
                  -----------------------------------------------------------

    REPORTING

                   -----------------------------------------------------------

      PERSON         8    SHARED DISPOSITIVE POWER
                          1,350,000 shares directly held by
       WITH               KPCB VI, and 3,346 shares held
                          indirectly through the Vinod & Neeru
                          Khosla Trust.  KPCB VI Associates is
                          the general partner of KPCB VI.
                          Mr. Khosla is a general partner of
                          KPCB VI Associates.  Mr. Khosla
                          disclaims beneficial ownership of
                          shares held directly by KPCB VI and the
                          Vinod & Neeru Khosla Trust.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                                                                    1,356,408
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                                                         12.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                                                           IN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 005950 18 1                  13G                PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          E. Floyd Kvamme
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                        4,962
      SHARES       -----------------------------------------------------------

   BENEFICIALLY      6    SHARED VOTING POWER
                          1,350,000 shares directly held by
     OWNED BY             KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Kvamme
       EACH               is a general partner of KPCB VI
                          Associates.  Mr. Kvamme disclaims
     REPORTING            beneficial ownership of shares held
                          directly by KPCB VI.
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7
                                                                        4,962
                   -----------------------------------------------------------

                     8    SHARED DISPOSITIVE POWER
                          1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Kvamme
                          is a general partner of KPCB VI
                          Associates.  Mr. Kvamme disclaims
                          beneficial ownership of shares held
                          directly by KPCB VI.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                                                                    1,354,962
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                                                         12.7
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                                                           IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 005950 18 1                  13G                PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          L. John Doerr
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [x]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4        United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                                                        9,840
       SHARES       -----------------------------------------------------------

    BENEFICIALLY     6    SHARED VOTING POWER
                          1,350,000 shares directly held by
      OWNED BY            KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Doerr
        EACH              is a general partner of KPCB VI
                          Associates.  Mr. Doerr disclaims
     REPORTING            beneficial ownership of shares held
                          directly by KPCB VI.  In addition, the
       PERSON             Child(ren) of L. John Doerr Trust holds
                          1,820 shares, beneficial ownership of
        WITH              which Mr. Doerr disclaims.
                     ----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7
                                                                        9,840
                    ----------------------------------------------------------

                     8 SHARED DISPOSITIVE POWER 1,350,000 shares directly held by KPCB VI. KPCB VI Associates is the general partner of KPCB VI. Mr. Doerr is a general partner of KPCB VI Associates. Mr. Doerr disclaims beneficial ownership of shares held directly by KPCB VI. In addition, the Child(ren) of L. John Doerr Trust holds 1,820 shares, beneficial ownership of which Mr. Doerr disclaims.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                                                                    1,361,660
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                                                          [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

                                                                        12.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                                                                           IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 005950 18 1                 13G                PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Joseph S. Lacob
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          6,645

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,350,000 shares directly held by
     OWNED BY             KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Lacob
       EACH               is a general partner of KPCB VI
                          Associates.  Mr. Lacob disclaims
    REPORTING             beneficial ownership of shares held
                          directly by KPCB VI.
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7                                                  6,645


                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Lacob
                          is a general partner of KPCB VI
                          Associates.  Mr. Lacob disclaims
                          beneficial ownership of shares held
                          directly by KPCB VI.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,356,645

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                                     12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                                        IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 005950 18 1                 13G                PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Bernard Lacroute
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          6,644

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,350,000 shares directly held by
     OWNED BY             KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Lacroute
       EACH               is a general partner of KPCB VI
                          Associates.  Mr. Lacroute disclaims
    REPORTING             beneficial ownership of shares held
                          directly by KPCB VI.
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7                                                  6,644


                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Lacroute
                          is a general partner of KPCB VI
                          Associates.  Mr. Lacroute disclaims
                          beneficial ownership of shares held
                          directly by KPCB VI.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,356,644

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                                     12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                                        IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 005950 18 1                 13G               PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James P. Lally
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                          9,493

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    1,350,000 shares directly held by
     OWNED BY             KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Lally
       EACH               is a general partner of KPCB VI
                          Associates.  Mr. Lally disclaims
    REPORTING             beneficial ownership of shares held
                          directly by KPCB VI.
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7                                                  9,493


                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,350,000 shares directly held by
                          KPCB VI.  KPCB VI Associates is the
                          general partner of KPCB VI.  Mr. Lally
                          is a general partner of KPCB VI
                          Associates.  Mr. Lally disclaims
                          beneficial ownership of shares held
                          directly by KPCB VI.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                    1,359,493

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
 10                                                                       [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
 11                                                                     12.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
 12                                                                        IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER.
             --------------

             Microcide Pharmaceuticals, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
             -----------------------------------------------

             875 Battery Street
             San Francisco, California 94111

ITEM 2(A)-(C).   NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                 -----------------------------------------------

             This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

             KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of the shares of Common Stock of Microcide Pharmaceuticals, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control or are held directly by trusts. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ---------------------------------------------

             Common Stock
             CUSIP # 005950 18 1

ITEM 3.      Not Applicable.
             --------------

ITEM 4.      OWNERSHIP.
             ---------

             See Rows 5-11 of the cover pages hereto.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             --------------------------------------------

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ---------------------------------------------------------------

             Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds of the sale of the Shares of Microcide Pharmaceuticals, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             ------------------------------------------------------------

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ---------------------------------------------------------

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             ------------------------------

             Not applicable.

ITEM 10.     CERTIFICATION.
             -------------

             Not applicable.

                                  SIGNATURES
                                  ----------

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                 KPCB VI ASSOCIATES, L.P.,
                                 A CALIFORNIA LIMITED PARTNERSHIP


                                 By: ________________________________
                                     A General Partner


                                 BROOK H. BYERS
                                 VINOD KHOSLA
                                 E. FLOYD KVAMME
                                 L. JOHN DOERR
                                 JOSEPH S. LACOB
                                 BERNARD LACROUTE
                                 JAMES P. LALLY


                                 By: ________________________________
                                     Michael S. Curry
                                     Attorney-in-Fact


                                 KLEINER PERKINS CAUFIELD & BYERS
                                 VI, L.P., A CALIFORNIA LIMITED
                                 PARTNERSHIP

                                 By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                 By: ________________________________
                                     A General Partner

                                 EXHIBIT INDEX
                                 -------------


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------


             The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 1,350,000 Shares of Common Stock of Microcide Pharmaceuticals, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and other such holdings as are reported therein.


Date:  February 13, 1997

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: ________________________________
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: ________________________________
                                  A General Partner

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: ________________________________
                                  A General Partner

                                   EXHIBIT B
                                   ---------

                              General Partners of
              KPCB VI Associates, a California limited partnership
              ----------------------------------------------------


             Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.  (a)   Brook H. Byers
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

2.  (a)   Vinod Khosla
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

3.  (a)   E. Floyd Kvamme
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

4.  (a)   L. John Doerr
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

5.  (a)   Joseph Lacob
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

6.  (a)   Bernard Lacroute
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen

7.  (a)   James P. Lally
    (b)   c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
    (c)   United States Citizen